SOVEREIGN APPOINTS KIRK W. WALTERS AS CHIEF FINANCIAL OFFICER
PHILADELPHIA, February 21, 2008 – Sovereign Bancorp, Inc.(“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), today announced that Kirk W. Walters has been named Executive Vice President and Chief Financial Officer, effective March 3, 2008. Mr. Walters succeeds Mark R. McCollom. Mr. McCollom and Sovereign mutually agreed that he will step down as CFO effective March 3, 2008, and that he will continue to be employed until May 30, 2008 to ensure a smooth transition.
Mr. Walters will be responsible for Sovereign’s finance and accounting functions and will help lead the company’s investor relations efforts. He will report to Joseph Campanelli, President and Chief Executive Officer of Sovereign.
“We are very pleased to welcome Kirk to the Sovereign team,” said Mr. Campanelli. “Kirk is a seasoned banking industry veteran with strong financial expertise and proven risk management skills. I look forward to working closely with Kirk as we execute Sovereign’s strategy and communicate our progress to our shareholders and the financial community.”
Mr. Walters, 52, joins Sovereign from Chittenden Corporation, headquartered in Burlington, VT, which was acquired by People’s United Financial, Inc., headquartered in Bridgeport, CT, in January 2008. At Chittenden, Mr. Walters served as Executive Vice President and Chief Financial Officer since 1996. Prior to joining Chittenden, he worked at Northeast Federal Corporation in Hartford, CT, from 1989-95 in a series of executive positions, including Chairman, Chief Executive Officer, President and Chief Operating Officer. From 1984-89, Mr. Walters worked for California Federal Bank in a variety of financial positions, including Senior Vice President and Controller. He began his career as an accountant at Coopers & Lybrand in Los Angeles. Mr. Walters earned his BS in Accounting from the University of Southern California.
Mr. Campanelli continued, “Mark has been a valuable member of our senior management team for the past 12 years. We thank him for his commitment and many contributions to Sovereign and wish him well in his future endeavors.”
Mr. McCollom joined Sovereign in 1996. He has over 20 years experience in the financial services industry and worked previously at Meridian Bancorp and Price Waterhouse.
About Sovereign
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a financial institution with $85 billion in assets as of Dec. 31, 2007 with principal markets in the Northeast United States. Sovereign Bank has 750 community banking offices, over 2,300 ATMs and approximately 12,000 team members. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 19th largest banking institution in the United States. For more information on Sovereign Bank, call 1-877-SOV-BANK.

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